SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 21, 2007 (January 25, 2007)

1st FRANKLIN FINANCIAL CORPORATION (Exact Name of Registrant as Specified in Its Charter)

Georgia	2-27985	58-0521233
(State or Other Jurisdiction of Incorporation)	(Commission File Numbers)	(I.R.S. Employer Identification No.)

213 East Tugalo Street, P.O. Box 880 Toccoa, Georgia	30577
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (706) 886-7571

N/A
(Former Name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 – Corporate Governance and Management

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2007, the Company’s 2007 Executive Bonus Plan (the “Plan”) was approved by the Executive Management Team (the “EMT”) of the Company.  The Company is a family owned business, and Ben F. Cheek, III, Chairman of the Board and CEO, is the majority shareholder.  The Company does not have an official compensation committee of the board of directors.  The EMT establishes the bases for all executive compensation, which compensation is approved by Mr. Cheek, III.  The EMT consists of:  Ben F. Cheek, III, Ben F. Cheek, IV, Virginia C. Herring, A. Roger Guimond, J. Michael Culpepper, Kay S. Lovern and C. Michael Haynie.

The EMT also established the criteria for determining bonus awards under the Plan for the 2007 fiscal year.  For 2007, the EMT determined that the threshold goal for any payouts under the Plan is the achievement of a minimum amount of pre-tax income by the Company.

If that threshold is met, payouts under the Plan are to be based on the number of strategic goals met by the Company. For 2007, the Company has identified four strategic goals. These are:

1. Corporate net receivables growth;
2. Corporate delinquency control;
3. Corporate expenses/revenue ratio; and
4. Corporate return on assets.

Bonus payouts under the Plan will vary depending on the number of strategic goals met as follows:

No. of Strategic Goals Met	Bonus Payout (as of % of Salary)
1	5% - 30%
2	5% - 40%
3	5% - 50%
4	5% - 65%

Amounts to be paid may vary within each range depending on personal performance milestones as determined by the EMT.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

1st FRANKLIN FINANCIAL CORPORATION

/s/ A. Roger Guimond
By: A. Roger Guimond
Executive Vice President and
Chief Financial Officer

Date: February 21, 2007

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